Exhibit 18.1

May 9, 2005

Michael D. DiCandilo

Chief Financial Officer

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, PA 19807

Dear Mr. DiCandilo:

Note 1 of the Notes to the Consolidated Financial Statements of AmerisourceBergen Corporation and subsidiaries included in its Form 10-Q for the quarter ended March 31, 2005 describes a change in the method of accounting for cash discounts from recognizing cash discounts as a reduction of cost of products sold upon payment of vendor invoices to recording cash discounts as a component of inventory cost. There are no authoritative criteria for determining a 'preferable' cash discount recognition method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to September 30, 2004, and therefore we do not express any opinion on any consolidated financial statements of AmerisourceBergen Corporation and subsidiaries subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP